Exhibit 99.1

Breitling Energy Well Positioned to Withstand Current Commodities Downturn

Dallas, Texas – December 9, 2014 – Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announces that amidst falling oil prices comes increased speculation among analysts and pundits regarding various exploration and production company’s sustainability if prices remain at this level or lower levels for an extended period. Some oil and gas executives have updated the market stating that their companies could sustain profitability at various price levels below today’s market price.

Recently, the Company filed a press release and Form 8-K, announcing the expansion of its Asset Management division. This business model enables the Company to operate profitably, with healthy projected cash flows, in this current market of declining commodity prices.

“Breitling Energy is well positioned to weather the current price volatility,” says Chris Faulkner, the Company’s CEO and Chairman.

Through the Asset Management division, the Company can, at its option, syndicate a percentage of the working interests in its wells to strategic third-party industry relationships.

The Company can syndicate working interests in individual wells, primarily as a way to mitigate risk, a strategy mapped out when oil prices were still hovering above $100 per barrel; a level management did not feel was sustainable based on underlying market fundamentals.

Based on prior results, the Company, in various cases, could recover the entire acquisition cost, maintain adequate working capital for vertical drilling and receive a management fee on various working interest or royalty interest deals. The Company would then have the opportunity to retain the remaining working interests or royalty interests in each well, providing additional future cash flow and increased reserve values.

In addition, the majority of the Company’s core assets are held in the Permian Basin. Operating in this legacy oil field enables the Company to remain profitable at breakeven prices below the current price of oil. This is primarily due to several strategic factors: favorable land acquisition costs coupled with the constant availability of operating services in the Permian Basin, which lower the overall cost of production. The Company is also able to cover its operating costs and provide itself with additional capital by selling portions of its working interest. Therefore, the Company is able to cover costs and provide working capital at a premium, even at lower commodity prices. The Company feels this business model will work well in the current economic environment and has the ability to thrive in a prosperous market environment.

Furthermore, the Company’s current drilling program is focused on less-costly vertical wells targeting multiple pay zones. The Company believes that this is a more conservative and risk-averse drilling strategy for the current environment than completing horizontal laterals initially, which is substantially more capital intensive.

The Company’s management team believes there are major benefits in its approach to the current commodity environment:

●	Breakeven Prices – below current commodity levels.
●	Asset Management Strategy – reducing risk by divesting interests.
●	Held by production acreage - drilling vertical wells targeted in rich pay zones to hold acreage is a strategy that fits well in this environment.
●	Focus on Permian Basin – legacy oil field with multiple pay zones, abundant service providers, and convenient take-away infrastructure helps maximize revenue from the sale of oil and gas.
●	Debt-Free Operations – The Company had ample cash at the end of the third quarter and has no debt from its ongoing operations.

The Company also announced this week, its non-operating participation in a well being spudded in the Wilcox Sands in Mississippi and Louisiana, a prospect the management team feels has economic viability and will add to cash flow upon completion. Additionally, there have been no modifications or reductions to the Company’s 2015 drilling schedule.

The Company improved its working capital in 2014 by $6.8 million, with $1.9 million in available cash, as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission at the end of the third quarter.

“Breitling Energy has built a strategy to maintain cash flow and reserves in most economic environments by de-risking our wells prior to drilling and completion. We maintain our options to either increase cash flow or production,” Faulkner said. “This allows us to remain debt-free and cover our operating costs, while maintaining the ability to increase production. Our strategy has been to target assets that show potential at conservative oil prices and if our strategy works today, it will work when prices recover, which I firmly believe they will.”

Management plans to continue the development of its existing properties, anticipating an increase in revenue and reserves throughout 2015.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT: Thomas Miller, VP of Communications, Breitling Energy, 214.716.2600

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214.716.2060

SOURCE: Breitling Energy Corporation